Exhibit 99.1

uniQure Announces Leadership Promotions and Executive Transition

Lexington, MA and Amsterdam, the Netherlands, August 20, 2019 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today announced the promotions of Sander van Deventer, M.D., Ph.D., to Executive Vice President, Research and Product Development, and Alex Kuta, Ph.D., to Executive Vice President, Operations, effective immediately. As a result of these changes, the Company is eliminating the Chief Operating Officer role, and Scott McMillan, Ph.D., will be retiring from uniQure.

“With the promotions of Sander and Alex, we are recognizing the demonstrated track-records and exceptional leadership that each has provided as we advance uniQure’s pipeline of novel gene therapies,” stated Matt Kapusta, chief executive officer of uniQure. “As an original founder of uniQure, Sander is a renowned industry expert who has developed an exceptional research team and expanded our proprietary pipeline of investigational AAV gene therapies. Alex has spearheaded and achieved remarkable regulatory successes for our hemophilia and Huntington’s disease programs. We very much look forward to their continued contributions as we progress AMT-061 for the treatment of hemophilia B towards our planned regulatory submissions and expect to advance AMT-130 into the clinic for the treatment of Huntington’s disease. I also would like to thank Scott for his important contributions to uniQure over the past two years. Scott has played an important role in significantly strengthening our industry-leading CMC capabilities, and I wish him all the best in the future.”

In Dr. van Deventer’s new role as Executive Vice President, Research and Product Development, he is responsible for the Company’s gene therapy research activities, as well as nonclinical development, process development, analytical development and vector development. Dr. van Deventer will continue to serve as General Manager of uniQure’s Amsterdam research and technology center of excellence. In Dr. Kuta’s new role as Executive Vice President, Operations, he is responsible for global quality and regulatory affairs, as well as GMP manufacturing at uniQure’s state-of-the-art facility in Lexington, Massachusetts.

Dr. van Deventer joined uniQure as Chief Scientific Officer and General Manager, Amsterdam in August 2017 and is a leading pioneer in the biotechnology industry and in the field of gene therapy. He was a co-founder of uniQure's predecessor Amsterdam Molecular Therapeutics (AMT) in 1998 and previously served on uniQure’s board of directors. Dr. van Deventer is currently Operating Partner at Forbion Capital partners and Professor of Translational Gastroenterology at Leiden University Medical Center. He also serves as member of the Board for Hookipa Pharma Inc. in Vienna, Austria. Dr. van Deventer is a trained internist and board-certified gastroenterologist. He received a Ph.D. from the University of Amsterdam.

Dr. Kuta joined uniQure in January 2017 as Senior Vice President, Regulatory Affairs with more than 30 years in the biotechnology field. His previous experiences include senior roles at EMD Serono, AMAG Pharmaceuticals and Genzyme Corporation, where Dr. Kuta served for 15 years in regulatory leadership positions of increasing responsibility. Prior to joining industry, he was Chief of the Cytokine and Gene Therapy Branch in the Center for Biologics at FDA. Dr. Kuta has also served as a member of the BIO Regulatory Affairs Leadership Committee, Cell and Gene Therapy Working Group and the ICH Gene Therapy Working Group. Dr. Kuta holds a Bachelor of Science degree from Saint John's University and a Ph.D. from Chicago Medical School at Rosalind Franklin U-Med & Science. He conducted his post-doctoral studies at the National Cancer Institute/ National Institutes of Health.

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary gene therapies to treat patients with hemophilia B, hemophilia A, Huntington's disease, Fabry disease, spinocerebellar ataxia Type 3 and other diseases. www.uniQure.com

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "look forward to", "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions. Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, our ability to file any planned regulatory submissions for AMT-061 or any product, our ability to advance AMT-130 into the clinic for the treatment of Huntington’s disease, our ability to achieve any of our other planned near term or other milestones, the risk of cessation, delay or lack of success of any of our ongoing or planned clinical studies, and/or the development and regulatory approval of our product candidates. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with our and our collaborators’ clinical development activities, clinical results, collaboration arrangements, corporate reorganizations and strategic shifts, regulatory oversight, product commercialization and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading "Risk Factors" in uniQure’s Quarterly Report on Form 10-Q filed on July 29, 2019. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

FOR INVESTORS:		FOR MEDIA:

Maria E. Cantor	Eva M. Mulder	Tom Malone
Direct: 339-970-7536	Direct: +31 20 240 6103	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile: +31 6 52 33 15 79	Mobile:339-223-8541
m.canto@uniQure.com	e.mulder@uniQure.com	t.malone@uniQure.com

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